EXHIBIT 10.5.1

AMENDMENT

TO

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) is dated August 31, 2004 (the “Effective Date”) and is made to the Amended and Restated Executive Employment Agreement referenced below by and between Bioject Inc. and Bioject Medical Technologies Inc. (“Company” or “Employer”), and John Gandolfo, an individual (“Executive”) (together the “Parties”).

RECITALS

WHEREAS, the Parties entered into an Amended and Restated Executive Employment Agreement on March 14, 2002 (the “Employment Agreement”); and

WHEREAS, the Parties now want to further amend the Employment Agreement to provide certain additional benefits to Executive and to make such changes as are specifically covered herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, and in consideration of the mutual covenants and conditions herein set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      Restricted Stock Unit Grant.

As consideration for the execution of this Amendment by Executive, the Company will grant Executive a restricted stock unit award (the “Award”) under the Bioject Restated 1992 Stock Incentive plan, as amended September 13, 2001 and March 13, 2003 (the “Plan”), with each unit representing the right to receive one (1) share of BMT Common Stock, subject to certain vesting conditions and forfeiture provisions. Following the Effective Date, BMT will provide Executive with a Restricted Stock Unit Grant Agreement that evidences the Award.  The Restricted Stock Unit Grant Agreement sets forth the specific terms and conditions of the Award, including, without limitation, the certain time and performance-based vesting conditions as well as the terms under which Executive will forfeit the Award (including termination of Executive’s employment with the Company).  The Award is subject to Board approval and Executive’s execution of the Restricted Stock Unit Grant Agreement.

2.                                      Termination By the Company.

Subparagraph (ii) of Section 4.2(b) (Termination by the Company) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(ii)  Pursuant to Section 4.2(a)(ii) (Termination by the Company), Section 2.3 (Location of Employment), Section 4.1 (Duration) or Section 4.5 (Change in

Control), and subject to Executive’s execution of the Release of Claims (as defined in paragraph C, below):

A.  The Company will pay Executive as severance pay, an amount equal to one (1) year of Executive’s annual base pay at the rate in effect immediately prior to the date of termination (hereafter “Additional Pay”) from which payment usual and customary withholdings and deductions will be subtracted.  The Company may pay such Additional Pay on dates generally coinciding with its regular payroll schedule or in a single lump sum payment, in its sole discretion.  Payment of such Additional Pay will commence on the next regularly scheduled Company payday following the Effective Date of the Release of Claims (as those terms are defined in paragraph C below).  All other compensation and benefits shall cease on Executive’s termination date; and

B.  Executive is entitled to extend coverage under any group health plan in which he and his dependents are enrolled at the time of termination of employment under the Consolidated Omnibus Budget Reconciliation Act (COBRA) as long as Executive remains eligible under COBRA.  Should Executive elect to exercise his right of continued coverage under COBRA, The Company will pay the full cost of Executive’s premium under COBRA (including medical, dental and vision, but excluding medical flexible spending account) for a period of twelve (12) months following cessation of the group health plan and dental plan coverage provided by Company (the “Additional Benefits”).  Payment of the Additional Benefits will be paid by the Company directly to the third party provider following the Effective Date of the Release of Claims (as those terms are defined in paragraph C below).

C.  As a condition precedent to the Company’s obligation to pay Executive the Additional Pay and the Additional Benefits, Executive shall be required to sign, deliver to the Company, and not revoke a release of claims in a form to be provided by the Company at the time of Executive’s termination (the “Release of Claims”).  The Release of Claims shall be effective on the eighth (8th) day after delivery of the executed Release of Claims by Executive to the Company, provided that Executive has not revoked acceptance or rescinded the Release of Claims (the “Effective Date”).”

3.                                      Compliance with Company Policies; Applicable Legal Requirements.

Executive shall comply with the Company’s policies and procedures to the extent they are not inconsistent with the Employment Agreement, as amended by this Amendment, in which case the provisions of the Employment Agreement, as amended, shall prevail.  Executive shall comply with all legal requirements applicable to Executive’s position, including without limitation, requirements arising out of the Sarbanes-Oxley Act of 2002.

4.                                      Stock Options.

Section 5 of the Employment Agreement shall be amended by adding new Sections 5.3, 5.4 and 5.5, as set forth below:

“5.3                           Stock Options.  In the event of a (A) termination of Executive’s employment pursuant to Section 4.5 (Change of Control), (B) termination of Executive’s employment pursuant to Section 4.2(a) (ii) (Termination by the Company)( including deemed termination pursuant to Section 4.1 (Term), or (C) the Executive’s having opted to receive a severance package in lieu of relocating pursuant to Section 2.3 (Location of Employment), subject to Executive’s compliance with the requirements set forth in Section 5.5 below, all stock options which have been previously awarded to Executive, but are not yet vested, will be 100% vested on the Effective Date of the Release of Claims (as those terms are defined in Section 5.5, below).  Notwithstanding the foregoing, all the other conditions and restrictions in the Incentive Stock Option Agreement and the Bioject Medical Technologies Inc. Restated 1992 Stock Incentive Plan, as amended September 13, 2001 and March 13, 2003, shall remain in effect.”

5.4                                 Restricted Stock Units.  In the event of (A) termination of Executive’s employment pursuant to Section 4.2(a)(ii) (Termination by the Company) (including deemed termination pursuant to Section 4.1) or (B) the Executive’s having opted to receive a severance package in lieu of relocating pursuant to Section 2.3 (Location of Employment) of the Employment Agreement, subject to Executive’s compliance with the requirements set forth in Section 5.5, below, all Restricted Stock Units which have been previously awarded to Executive will immediately be deemed earned and 100% vested on the Effective Date of the Release of Claims (as those terms are defined in Section 5.5, below).  Notwithstanding the foregoing, all the other conditions and restrictions in the Restricted Stock Unit Grant Agreement and Notice of Grant shall remain in effect, including without limitation, the Executive’s obligation to pay the Company such amount of cash as the Company may require, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes for all Restricted Stock Units which vest on the Effective Date of the Release of Claims.

5.5                                 Release of Claims.  As a condition precedent to the accelerated vesting of stock options pursuant to Section 5.3, above and restricted stock units pursuant to Section 5.4, above, Executive shall be required to sign, deliver to the Company and not revoke a release of claims in a form to be provided by the Company at the time of termination (the “Release of Claims”).   Such accelerated vesting of stock options and restricted stock units shall be effective on the eighth (8th) day after delivery of the executed Release of Claims by Executive to the Company, provided that Executive has not revoked acceptance or rescinded the Release of Claims (the “Effective Date”).”

5.                                      Amendment to Employment Agreement; Order of Precedence.

This Amendment constitutes an amendment to the Employment Agreement between the Parties, within the meaning of Section 6.6 of the Employment Agreement.  Except as set forth in this Amendment, the Employment Agreement shall remain in full force and effect and references in the Employment Agreement to “this Agreement”, “hereunder,”

“herein,” “hereof,” and words of like effect shall mean the Employment Agreement as so amended by this Amendment.  In the event of any conflicts between the provisions contained in this Amendment and the provisions of the Employment Agreement, the provisions contained in this Amendment shall prevail. Any defined terms used in the Employment Agreement which are wholly or partially redefined by this Amendment shall be interpreted in such Employment Agreement as being so redefined.

6.                                      Counterparts.

This Amendment may be executed in one or more counterparts and/or by facsimile, each of which shall be deemed an original and all of which signed, taken together, shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment effective on the day and year first written above.

ACCEPTED AND AGREED:

/s/ John Gandolfo
John Gandolfo, Executive

BIOJECT INC

By:	/s/Christine Farrell

Name:	Christine Farrell

Title:	Controller

BIOJECT MEDICAL TECHNOLOGIES INC.

By:	/s/Christine Farrell

Name:	Christine Farrell

Title:	Controller